SUB-ITEM 77 Q(1) (a):  EXHIBITS

Federated High Yield Trust

Amendment #7
to the
Restated and Amended Declaration of Trust

dated April 29, 2010

       This Declaration of Trust is amended as

follows:

       Strike the first paragraph of Section 5
of Article III and substitute in its place the fol lowing:

       Section 5. Establishment and Designation of Series or Class.

       Without limiting the authority of the Tru stees set forth in Article XII, Section 8, inter a lia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series and Classes shall be and are esta blished and designated as:

Federated High Yield Trust
Class A Shares
Class C Shares
Institutional Shares
Service Shares

       The undersigned hereby certify that the abov stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as ad opted by the Board of Trustees at a meeting on the 13th day of February, 2014, to become effective on April 30, 2014.

       WITNESS the due execution hereof this 13th day of February, 2014.



/s/ John F. Donahue
/s/ Charles F. Mansfield, Jr.
John F. Donahue
Charles F. Mansfield, Jr.


/s/ John T. Collins
/s/ Thomas M. O'Neill
John T. Collins
Thomas M. O'Neill


/s/ J. Christopher Donahue
/s/ P. Jerome Richey
J. Christopher Donahue
P. Jerome Richey


/s/ Maureen Lally-Green
/s/ John S. Walsh
Maureen Lally-Green
John S. Walsh


/s/ Peter E. Madden

Peter E. Madden